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                                                                     EXHBIIT 2.3

                                                                  EXECUTION COPY

                  This AMENDED AND RESTATED EXCHANGE AGREEMENT (amending and restating in its entirety the Exchange Agreement, dated as of July 1, 2002 (the "Old Exchange Agreement")) dated as of May 30, 2003 (this "Agreement") is made and entered into by and between Seminis, Inc., a Delaware corporation ("Seminis"), and Savia, S.A. de C.V., a Mexican corporation ("Savia").

                  WHEREAS, Seminis and Savia have not completed the transactions contemplated under the Old Exchange Agreement, and Seminis and Savia have agreed to amend and restate the Old Exchange Agreement;

                  WHEREAS, on July 2, 2002, Savia (a) owned 12,018 shares of Class C Redeemable PIK Preferred Stock, par value $.01 per share, of Seminis (the "Class C Preferred Stock") with a liquidation value of $120,181,364 and (b) had contributed to Seminis $46,695,372 of additional capital contributions, including accrued in kind obligations thereon ( the "APIC");

                  WHEREAS, by resolution of the Board of Directors of Seminis, on July 16, 2002, the APIC was determined to have the legal and economic rights equivalent in all respects to the Class C Preferred Stock;

                  WHEREAS, in accordance with such resolution, on December 31, 2002, Seminis issued 4,669.5372 additional shares of Class C Preferred Stock (the "Additional Shares") to evidence the interests previously reflected as APIC;

                  WHEREAS, the interest accrued on the APIC between January 1, 2001 until December 31, 2002 has been treated as a cash obligation of Seminis (the "Cash Obligation");

                  WHEREAS, Seminis has entered into an Agreement and Plan of Merger by and among Seminis, Seminis Acquisition LLC and Seminis Merger Corp. (the "Merger Agreement"), pursuant to which Seminis Merger Corp. will merge with and into Seminis (the "Merger") with Seminis as the surviving corporation in the Merger and in connection thereunder, Seminis desires to recapitalize (a) all of the issued and outstanding shares of Class C Preferred Stock, (b) the accrued and unpaid dividends on the Class C Preferred Stock through the date of the Exchange (as defined below), other than $15,000,000 of such accrued and unpaid dividends, to be paid by the Cash Payment (as defined below), (the "Dividends"), and (c) the Cash Obligation;

                  WHEREAS, Savia has agreed, in connection with the Merger and related transactions, to exchange all of the issued and outstanding shares of Class C Preferred Stock, the Cash Obligation and the Dividends for 37,669,480 shares of Class A Common Stock, par value $.01 per share, of Seminis (the "Class A Common Stock") and a payment equal to (i) $15,000,000 plus (ii) Interest from July 1, 2002 until the date of payment minus (iii) $3,000,000 (the "Cash Payment").


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                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                              EXCHANGE AND CLOSING

                  1.01 Exchange. Savia and Seminis hereby agree to exchange all of the right, title and interest of Savia in and to 16,688 shares of Class C Preferred Stock, the Cash Obligation and the Dividends, and any other rights or claims with respect to any of the foregoing through the effective time of the Merger, for 37,669,480 shares of Class A Common Stock (the "Seminis Shares") and the Cash Payment (the "Exchange"), on the terms and subject to the conditions set forth in Section 2.01.

                  1.02 Closing. The Closing will take place at the offices of Seminis, 2700 Camino del Sol, Oxnard, California 93030, or at such other place as Seminis and Savia mutually agree, immediately prior to the Merger.

                                   ARTICLE II

                         EXCHANGE OF SHARES AND PAYMENTS

                  2.01 Exchange of Shares.

                  (a) At the Closing, Seminis will deliver to Savia a certificate or certificates representing the Seminis Shares, registered in the name of Savia, and

                  (b) At the Closing, Savia will assign and transfer to Seminis all of Savia's right, title and interest in and to 16,688 shares of Class C Preferred Stock, the Cash Obligation and the Dividends by delivering to Seminis (i) a certificate or certificates representing the 16,688 shares of Class C Preferred Stock, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached, and (ii) an acknowledgement that the Cash Obligation, the Dividends and any other rights or claims with respect to the Class C Preferred Stock, Cash Obligation or Dividends through the effective time of the Merger have been fully satisfied as part of the delivery of the Seminis Shares.

                  2.02 Payment of Cash Payment. At the Closing, Seminis will pay to Savia the Cash Payment.


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                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SAVIA

                  Savia hereby represents and warrants to Seminis as follows:

                  3.01 Organization of Savia. Savia is a corporation duly organized, validly existing and in good standing under the laws of the United Mexican States. Savia has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to own, hold, exchange and transfer the 16,688 shares of Class C Preferred Stock, the Cash Obligation and the Dividends.

                  3.02 Title to Class C Preferred Stock. Savia owns 16,688 shares of Class C Preferred Stock, beneficially and of record, free and clear of all liens, except for the lien under the Pledge and Security Agreement dated as of June 27, 2001 between Savia and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as collateral agent (the "Pledge Agreement"). At or prior to the Closing, Savia will provide to Seminis a copy of all documentation evidencing the release of the 16,688 shares of Class C Preferred Stock from the lien pursuant to the Pledge Agreement, and upon such release, Savia shall have the right to transfer the 16,688 shares of Class C Preferred Stock free and clear of all liens. The delivery of a certificate or certificates at the Closing representing the shares of Class C Preferred Stock in the manner provided in
Section 2.01(b) will transfer to Seminis good and valid title to the shares of Class C Preferred Stock, free and clear of all liens. Upon the Closing, Seminis shall acquire all of Savia's right, title and interest in and to the Cash Obligation and Dividends free and clear of all liens.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SEMINIS

                  Seminis hereby represents and warrants to Savia as follows:

                  4.01 Organization. Seminis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seminis has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  4.02 Class A Common Stock. Upon issuance and delivery of the Seminis Shares in accordance with this Agreement, the Seminis Shares will be duly authorized, validly issued, fully paid and nonassessable.


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                                    ARTICLE V

                               COVENANTS OF SAVIA

                  Savia covenants and agrees with Seminis that, at all times from and after the date hereof until the Closing, Savia will not sell, dispose, or otherwise transfer, or incur any lien or other interest on, the 16,688 shares of Class C Preferred Stock, the Cash Obligation or the Dividends, other than pursuant to the Pledge Agreement. Savia will comply with all covenants and provisions of this Article V, except to the extent Seminis may otherwise consent in writing.

                                   ARTICLE VI

                 CONDITIONS TO OBLIGATIONS OF SEMINIS AND SAVIA

                  The obligations of Seminis hereunder to deliver the Seminis Shares and the Cash Payment and the obligations of Savia hereunder to exchange the 16,688 shares of Class C Preferred Stock, the Cash Obligation and the Dividends are subject to the consummation of the Merger. Such conditions may be waived in whole or in part by Seminis and Savia.

                                   ARTICLE VII

                                   TERMINATION

                  7.01 Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Savia, Seminis and Fox Paine Seminis Holdings, LLC ("FPSH");

                  (b) at any time, by either party upon termination of the Merger Agreement; or

                  (c) by either party, if the Closing has not occurred on or before the six-month anniversary of the date hereof.

                  7.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Savia or Seminis (or any of their respective officers, directors, employees, agents or other representatives or affiliates) pursuant hereto.

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                                  ARTICLE VIII

                                   DEFINITIONS

                  8.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "Closing" means the closing of the transactions contemplated by Article II.

                  "Interest" means a rate of interest of 10% per year, compounded quarterly.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.01 Notices. All notices and other communications in connection with this Agreement must be in writing and given by hand delivery, airmail (postage prepaid) or telex or facsimile transmission, in each case addressed as specified below or in any subsequent notice from the intended recipient to the party sending the notice. Such notices and communications will be effective upon delivery if delivered by hand, upon receipt if sent by mail, upon transmission with answerback confirmed if sent by telex or upon receipt if sent by facsimile transmission.

                  If to Seminis, to:

                           Seminis, Inc.
                           2700 Camino del Sol
                           Oxnard, California 93030
                           Facsimile No.: 805-918-2553
                           Attn: Enrique Osorio

                  With copies to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Facsimile No.: 212-735-2000
                           Attn:    Peter A. Atkins, Esq.
                                    David J. Friedman, Esq.

                  If to Savia, to:

                           Savia, S.A. de C.V.
                           Rio Sena No. 500 Pte.
                           Col. Del Valle
                           Entre Humberto Lobo y Tamesis
                           San Pedro Garza Garcia, Nuevo Leon 66220
                           Mexico

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                           Facsimile No.:  011 528181735508
                           Attn: Francisco Garza

                  With copies to:

                           Milbank, Tweed, Hadley & McCloy LLP
                           1 Chase Manhattan Plaza
                           New York, New York 10005
                           Facsimile No.:  212-822-5530
                           Attn:  Howard S. Kelberg, Esq.

                           Fox Paine & Company, LLC
                           950 Tower Lane, Suite 1150
                           Foster City, California 94404
                           Facsimile No.:  650-525-1396
                           Attn: W. Dexter Paine, III

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Facsimile No. 212-403-2000
                           Attn: Mitchell S. Presser, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  9.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  9.03 Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 7.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses.

                  9.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the

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party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  9.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto provided, however, that any amendment that would prevent, delay or alter the terms of the Merger, shall require the written consent of FPSH (such consent not to be unreasonably withheld or delayed).

                  9.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  9.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in the State of Delaware, without giving effect to the conflicts of laws principles thereof.

                  9.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.




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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

                                            SAVIA, S.A. DE C.V.

                                            /s/ Bernardo Jimenez
                                            ---------------------------------
                                            Name:  Bernardo Jimenez
                                            Title: Attorney in Fact

                                            SEMINIS, INC.

                                            /s/ Gaspar Alvarez
                                            ---------------------------------
                                            Name:  Gaspar Alvarez
                                            Title: VPWW Corporate Comptroller

                                            /s/ Enrique Osorio
                                            ---------------------------------
                                            Name:  Enrique Osorio
                                            Title: Treasurer Vice President